UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2013

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 4, 2013, VNU International B.V., a company incorporated under the laws of the Netherlands (“the Seller”) and an indirect subsidiary of Nielsen Holdings N.V. and The Nielsen Company B.V. (collectively, the “Registrants”), and Expo Event Transco Inc., a Delaware corporation (the “Buyer”), an affiliate of Onex Corporation, entered into a Stock Purchase Agreement (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Purchase Agreement, on the closing date, Seller shall sell to Buyer all of the issued and outstanding shares of common stock, par value $0.001 per share, of Nielsen Business Media Holding Company, a Delaware corporation and wholly-owned subsidiary of the Seller (“Nielsen Business Media”), for cash consideration of $950.0 million (the “Transaction”). The purchase price is subject to adjustment based upon working capital and indebtedness of Nielsen Business Media at closing.

The board of directors of Nielsen Holdings N.V. has approved the Transaction.

The Purchase Agreement includes customary representations, warranties, covenants and indemnifications by the parties. The Seller has agreed to, among other things, cause Nielsen Business Media and certain of its subsidiaries to operate their business in the ordinary course until the closing date. The Seller has also agreed to certain non-competition, non-solicitation and exclusivity restrictions. In addition, certain covenants require each of the parties to use reasonable best efforts to cause the Transaction to be consummated.

The closing of the Transaction is subject to various customary closing conditions, including, (i) filings made pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, having been made and the applicable waiting period and any extensions thereof having expired or been terminated; (ii) the absence of any order, judgment or ruling enjoining or prohibiting the Transaction, (iii) the accuracy of the representations and warranties made by the parties, except where the failure to be true and correct would not result in a material adverse effect and (iv) the performance by the parties in all material respects of their covenants, obligations and agreements under the Purchase Agreement.

The Purchase Agreement contains certain termination rights and provides that upon termination of the Purchase Agreement by the Seller upon specified conditions, including a termination by the Seller upon a “Terminating Breach” (as defined in the Purchase Agreement) on the part of Buyer or Buyer’s failure to close under certain circumstances when all conditions to closing have been satisfied or waived, Buyer will be required to pay the Seller a termination fee of $61.75 million. In addition, subject to certain exceptions and limitations, either party may terminate the Purchase Agreement if the Transaction is not consummated by August 16, 2013 (as such date may be extended under certain circumstances).

Forward-looking Statements

This report includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘may,’ ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties concerning the Transaction, and actual results and events could differ materially from what presently is expected. The potential risks and uncertainties include the possibility that the Transaction will not close or that the closing may be delayed; the possibility that the conditions to the closing of the Transaction may not be satisfied; the Transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement, general economic conditions, conditions in the markets the Registrants and the Buyer are engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting the Registrants’ business and specific risk factors discussed in the public filings made by the Registrants (including the Registrants’ filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this report, and the Registrants assume no obligation to update any written or oral forward-looking statement made by them or on their behalf as a result of new information, future events or other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2013

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer